Exhibit 99.1

CHAMPION ANNOUNCES RECORD FIRST QUARTER NET INCOME FOR 2007 AND DIVIDEND

Huntington, WV- - Champion Industries, Inc. (NASDAQ/CHMP) today announced record net income of $1,268,000 or $0.13 per share on a basic and diluted basis. This compares to net income of $1,146,000 or $0.12 per share and core net income of $996,000 or $0.10 on an earnings per share basis for the three months ended January 31, 2006. This represents a 10.7% increase over the prior year’s net income and on a core net income basis represents an increase of $272,000 or 27.3%. Net income for the first quarter of 2006 is inclusive of insurance recoveries, net of expenses associated with Hurricane Katrina in the amount of $150,000 on an after tax basis or approximately $0.02 per share. Core net income does not include the insurance recoveries, net of expenses. There were no Hurricane Katrina related charges or expenses recorded in the first quarter of 2007. The Company’s balance sheet reflected interest-bearing debt to equity at under 14.0%, book value per share of $4.58, working capital in excess of $27.0 million and total shareholders equity of approximately $45.6 million.

The Board of Directors also has declared the Company’s quarterly dividend of six cents per share. The cash dividend will be paid on March 26, 2007, to shareholders of record on March 9, 2007.

Marshall T. Reynolds, Chairman of the Board and Chief Executive Officer of Champion, said, “We have set quarterly earnings records for four of the last five quarters starting with the first quarter of 2006. One of our key initiatives over the last several years has been to reduce our SG&A cost structure and streamline our production efficiencies. We believe we have made significant progress in these areas while establishing a more efficient and streamlined infrastructure. Although we have made progress, we are not done in this area. There are additional cost savings initiatives in both the evaluation or implementation stage that should benefit the Company this year and into 2008. Our sales were down in our office products and office furniture segment, but we believe for the year we are in a position to see stabilized sales levels for 2007 in this area. The reduction in the first quarter was driven by office furniture sales declines which we expect to rebound by the end of the year based on expected completion dates of known projects. Our plants are in a position to support additional sales growth due to our facility consolidations, our infrastructure support improvements and our investment in capital expenditures in all key phases of production: digital prepress, presses and finishing equipment. I am encouraged by the earnings improvement in 2007 over 2006 which represented 27% core earnings growth.”

Revenues for the three months ended January 31, 2007 were $34.9 million compared to $36.3 million in the same period in 2006. This change represented a decrease in revenues of $1.4 million or 3.7%. The printing segment experienced a sales decrease of $300,000 or 1.2% while the office products and office furniture segment experienced a decrease of $1.0 million or 10.4%. Toney K. Adkins, President and Chief Operating Officer, noted, “We had an exceptional quarter because we grew our earnings substantially over the prior year with both reported net income and core net income representing double digit earnings growth. We saw gross margin improvement in both segments and SG&A reductions. The sales decrease primarily was related to office furniture and the timing of office furniture projects and related closings on a quarter to quarter basis. Printing sales were basically flat and we will continue to evaluate sales opportunities but also are cognizant of our margin targets and will attempt in the short term to weigh sales growth to our current, intermediate and long term gross margin initiatives.”

Mr. Reynolds concluded, “We continue to receive and evaluate many acquisition opportunities but we will maintain a disciplined acquisition strategy and will not do a deal unless it meets all of our internal investment criteria. Nevertheless, based on our efforts at streamlining our existing infrastructure we feel we are uniquely positioned to successfully integrate and monetize the right acquisition. During the first quarter of 2007 we opened Champion Output Solutions to capitalize in the growth of print-on-demand opportunities and postal optimization. Our initial focus is to leverage our existing statement rendering business as well as work to optimize all of our customers’ postal and mailing needs throughout the Champion organization. I personally am excited about 2007 and wish there was more time in the day to pursue the growth initiatives we are striving for. I purchased the predecessor Company to Champion over 40 years ago and have worked most of my career to build an infrastructure to support growth; I can assure you it is anything but an overnight process. However, our progress in the last several years in reorganizing the entity and rebuilding our foundation is encouraging. We are not done, but believe we are closing in on our interim goals.”

Champion is a commercial printer, business forms manufacturer and office products and office furniture supplier in regional markets east of the Mississippi. Champion serves its customers through the following companies/divisions: Chapman Printing (West Virginia and Kentucky); Stationers, Champion Clarksburg, Capitol Business Interiors, Garrison Brewer, Carolina Cut Sheets, U.S. Tag and Champion Morgantown (West Virginia); Champion Output Solutions (West Virginia); The Merten Company (Ohio); Smith & Butterfield (Indiana and Kentucky); Champion Graphic Communications (Louisiana); Interform Solutions and Consolidated Graphic Communications (Pennsylvania, New York and New Jersey); Donihe Graphics (Tennessee) and Blue Ridge Printing (North Carolina and Tennessee).

Certain Statements contained in the release, including without limitation statements including the word “believes”, “anticipates,” “intends,” “expects” or words of similar import, constitute “forward-looking statements” within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements of the Company expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, general and economic business conditions in the Company’s market areas affected by Hurricane Katrina, changes in business strategy or development plans and other factors referenced in this release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Champion Industries, Inc. and Subsidiaries
Summary Financial Information (Unaudited)

Three Months ended January 31,	2007	2006
Total Revenues	$34,939,000	$36,292,000
Net income	$1,268,000	$1,146,000
Core net income	$1,268,000	$996,000
Per share data:
Net income:
Basic and diluted	$0.13	$0.12
Core Basic and diluted	$0.13	$0.10
Weighted Average Shares outstanding:
Basic	9,939,000	9,746,000
Diluted	10,110,000	9,831,000

The following table is a reconciliation of net income as reported to core net income, which is defined as GAAP net income adjusted for insurance recoveries, net of expenses associated with Hurricane Katrina. The Company believes that events associated with Hurricane Katrina require additional disclosure and therefore, the Company has disclosed additional non-GAAP financial measures in an effort to make the quarterly financial statements more useful to investors.

Three Months ended January 31,	2007	2006
Net Income	$1,268,000	$1,146,000
Insurance recoveries, net of expenses	0	150,000
Core net income	$1,268,000	$996,000

Contact: Todd R. Fry, Chief Financial Officer at 304-528-5492